Exhibit 99.1

Fairchild Semiconductor Reports Results for the Fourth Quarter and Full Year 2009

•	Sales and Gross Margin Exceed High End of Expectations

•	Inventories Improve as Distributor Sell Through Posts Solid Growth

•	Record $129 million in Free Cash Flow for 2009

•	Debt Reduced by $44 million in the Fourth Quarter and $63 million in 2009

Fairchild Semiconductor (NYSE: FCS), the leading global supplier of power semiconductors, today announced results for the fourth quarter ended December 27, 2009. Fairchild reported fourth quarter sales of $354.5 million, up 7% from the prior quarter and 11% higher than the fourth quarter of 2008.

Fairchild reported fourth quarter net income of $13.1 million or $0.10 per diluted share compared to net income of $2.7 million or $0.02 per diluted share in the prior quarter and a net loss of $218.1 million or $1.76 per share in the fourth quarter of 2008. The fourth quarter of 2008 includes a $203 million goodwill impairment charge. Results for the fourth quarter of 2009 include a $6.0 million charge for litigation, $5.8 million in restructuring and impairments, $2.1 million of accelerated depreciation and a $1.2 million gain associated with debt buyback. Gross margin was 29.7% compared to 26.0% in the prior quarter and 26.5% in the year ago quarter.

Fairchild reported fourth quarter adjusted net income of $29.9 million or $0.23 per diluted share, compared to adjusted net income of $14.9 million or $0.12 per diluted share in the prior quarter and adjusted net income of $7.7 million or $0.06 per diluted share in the fourth quarter of 2008. Adjusted gross margin was 30.3%, up 340 basis points sequentially and 380 basis points higher than in the fourth quarter of 2008. Adjusted gross margin excludes accelerated depreciation and inventory write-offs/reserve releases related to fab closures.

Full year revenues for 2009 were $1.2 billion, a decrease of 25% compared to 2008. Fairchild reported a net loss of $60 million or $0.49 per share in 2009, compared to a net loss of $167 million or $1.35 per share in 2008. On an adjusted basis, the company reported 2009 net income of $1 million or $0.01 per diluted share, compared to $86 million or $0.69 per diluted share in 2008. Adjusted net income and loss excludes amortization of acquisition-related intangibles, restructuring and impairments, net impairment/gain on equity investments, gain associated with debt buyback, goodwill impairment charge, impairment of investments, charge/release for litigation, accelerated depreciation and inventory write-offs/reserve releases related to fab closures, cost associated with the redemption of convertible debt, tax effects from finalized tax filings and positions, and associated net tax benefits of these items and other acquisition-related intangibles.

“We delivered results in the fourth quarter that exceeded our initial expectations in virtually all aspects of the business,” said Mark Thompson, Fairchild’s president and CEO. “We grew sales 7% sequentially in what is typically a flat quarter while further reducing our days of inventory both internally and in our distribution channel. Our channel inventories are at record low levels while the mix of fast moving products to slow turning inventory is the best on record. We pushed adjusted gross margin over 30 percent and have strong momentum heading into the first quarter to exceed our past gross margin peak. Strong execution on sales growth, margins and cost reductions also enabled us to generate $43 million of free cash flow in Q4 and a record $129 million for all of 2009.

End Markets and Channel Activity

“Order rates were solid throughout the quarter across a broad range of end markets enabling us to increase our backlog position from a quarter ago,” stated Thompson. “Overall product pricing in Q4 moderated to down less than one percent sequentially as customers focus more on product availability.

“Distributor sell through increased nearly 8% sequentially which was well above our initial expectations,” said Thompson. “The strong sell through drove a channel inventory reduction of about 7% from the prior quarter, resulting in a record low 8.3 weeks of inventory. If we add this channel inventory reduction to our sales we estimate actual consumption demand in Q4 was approximately $363 million.

Fourth Quarter Financials

“Strong sales growth coupled with disciplined cost and asset management allowed us to post solid improvements in our financial results for the fourth quarter,” said Mark Frey, Fairchild’s executive vice president and CFO. “We exceeded our adjusted gross margin guidance for the quarter and are well positioned to continue this trend in 2010 as we benefit from a better mix due to new products and our focus on higher value sockets as well as firmer pricing and higher factory loadings. R&D and SG&A expenses of $72.9 million were higher than forecast due primarily to greater variable costs driven by the stronger than expected demand. Cash and securities held roughly flat from the prior quarter at $452 million as we used our strong free cash flow to retire $44 million in debt and pay a $6 million cash settlement of litigation. We reduced internal inventory by 3 days to 69 days as sales growth more than offset the $7 million increase primarily in finished goods. We reduced our outstanding debt level by $63 million or 12 percent in 2009. We opportunistically bought back debt below par where possible and recorded a $2 million net gain in 2009 as a result of these actions.

Current Status of First Quarter Business

“Our scheduled backlog for first quarter shipments is currently about $369 million which is roughly $33 million higher than this point a quarter ago,” said Frey. “Included in this amount is approximately $20 million of backlog that we booked in the first three and a half weeks of this quarter. We expect that both distributor sell through and OEM demand will continue to track above seasonal levels in Q1. Given the solid order rates this quarter and our starting backlog position, we expect first quarter sales to be roughly $370 million while further improvements in product mix help drive adjusted gross margin to a range of 31 to 32%. We expect R&D and SG&A spending to be approximately $78 million in Q1. Interest expense for the first quarter is expected to be roughly $3 million while our adjusted tax rate should be in the range of 15 to 20%. We remain disciplined in our capital investment plans with spending forecast to be between 6 to 7% of sales in 2010. We anticipate recording approximately $2 million in charges and $2 million of accelerated depreciation in the first quarter associated with previously announced fab closure actions. As with last quarter, we are not assuming any obligation to update this information, although we may choose to do so before we announce first quarter results.”

Adjusted gross margin, adjusted net income and loss and free cash flow are non-GAAP financial measures and should not be considered replacements for GAAP results. We exclude accelerated depreciation and inventory write-offs/reserves related to fab closures from GAAP gross margins to determine adjusted gross margins. To determine adjusted net income/loss, we exclude amortization of acquisition-related intangibles, restructuring and impairments, net impairment/gain on equity investments, gain associated with debt buyback, goodwill impairment charge, impairment of investments, charge/release for litigation, accelerated depreciation and inventory write-offs/reserve releases related to fab closures, cost associated with the redemption of convertible debt, tax effects from finalized tax filings and positions, and associated net tax benefits of these items and other acquisition-related intangibles. To determine free cash flow, we subtract capital expenditures from GAAP cash provided by operating activities. Fairchild presents adjusted results because its management uses them as additional measures of the company’s operating performance, and management believes adjusted financial information is useful to investors because it illuminates underlying operational trends by excluding significant non-recurring, non-cash or otherwise unusual transactions. Fairchild’s criteria for determining adjusted results may differ from methods used by other companies, and should not be regarded as a replacement for corresponding GAAP measures.

Special Note on Forward Looking Statements:

Some of the paragraphs above, including the one headed “Current Status of First Quarter Business,” contain forward-looking statements that are based on management’s assumptions and expectations and involve risk and uncertainty. Other forward-looking statements may also be found in this news release. Forward-looking statements usually, but do not always, contain forward-looking terminology such as “we believe,” “we expect,” or “we anticipate,” or refer to management’s expectations about Fairchild’s future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: failure to maintain order rates at expected levels; failure to achieve expected savings from cost reduction actions or other adverse results from those actions; changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks, including the risks of failing to maintain the right to use some technologies or failing to adequately protect our own intellectual property against misappropriation or infringement; availability of manufacturing capacity; the risk of production delays; availability of raw materials at competitive prices; competitors’ actions; loss of key customers, including but not limited to distributors; the inability to attract and retain key management and other employees; order cancellations or reduced bookings; changes in manufacturing yields or output; risks related to warranty and product liability claims; risks inherent in doing business internationally; changes in tax regulations or the migration of profits from low tax jurisdictions to higher tax jurisdictions; regulatory risks and significant litigation. These and other risk factors are discussed in the company’s quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and available at the Investor Relations section of Fairchild Semiconductor’s web site at investor.fairchildsemi.com or the SEC’s web site at www.sec.gov.

About Fairchild Semiconductor:

Fairchild Semiconductor (NYSE: FCS) is a global leader delivering energy-efficient power analog and power discrete solutions. Fairchild is The Power Franchise®, providing leading-edge silicon and packaging technologies, manufacturing strength and system expertise for consumer, communications, industrial, portable, computing and automotive systems. An application-driven, solution-based semiconductor supplier, Fairchild provides online design tools and design centers worldwide as part of its comprehensive Global Power ResourceSM. Please contact us on the web at www.fairchildsemi.com.

Fairchild Semiconductor International, Inc.

Consolidated Statements of Operations

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 27, 2009	September 27, 2009	December 28, 2008	December 27, 2009	December 28, 2008
Total revenue	$354.5	$331.8	$320.9	$1,187.5	$1,574.2
Cost of sales (1)	249.1	245.5	235.8	897.2	1,118.8

Gross margin	105.4	86.3	85.1	290.3	455.4

Gross margin %	29.7%	26.0%	26.5%	24.4%	28.9%
Operating expenses:
Research and development (2)	25.4	24.9	23.7	99.7	112.9
Selling, general and administrative (3)	47.5	43.4	44.3	179.3	217.7
Amortization of acquisition-related intangibles	5.6	5.6	5.5	22.3	22.1
Restructuring and impairments	5.8	4.1	15.9	27.9	29.2
Goodwill impairment charge	—	—	203.3	—	203.3
Charge (release) for litigation	6.0	—	(3.3)	6.0	(3.3)

Total operating expenses	90.3	78.0	289.4	335.2	581.9

Operating income (loss)	15.1	8.3	(204.3)	(44.9)	(126.5)
Impairment of investments	—	—	19.0	—	19.0
Other expense, net	3.0	4.4	6.2	18.4	23.1

Income (loss) before income taxes	12.1	3.9	(229.5)	(63.3)	(168.6)
Provision (benefit) for income taxes	(1.0)	1.2	(11.4)	(3.1)	(1.2)

Net income (loss)	$13.1	$2.7	$(218.1)	$(60.2)	$(167.4)

Net income (loss) per common share:
Basic	$0.11	$0.02	$(1.76)	$(0.49)	$(1.35)

Diluted	$0.10	$0.02	$(1.76)	$(0.49)	$(1.35)

Weighted average common shares:
Basic	124.0	123.9	123.6	123.8	124.3

Diluted	127.6	127.5	123.6	123.8	124.3

(1) Equity compensation expense included in cost of sales	$2.6	$2.4	$0.9	$5.8	$4.5
(2) Equity compensation expense included in research and development	$1.2	$1.1	$0.9	$3.8	$4.1
(3) Equity compensation expense included in selling, general and administrative	$2.0	$1.7	$0.5	$7.9	$10.5

Fairchild Semiconductor International, Inc.

Reconciliation of Net Income (Loss) To Adjusted Net Income

(In millions)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 27, 2009	September 27, 2009	December 28, 2008	December 27, 2009	December 28, 2008
Net income (loss)	$13.1	$2.7	$(218.1)	$(60.2)	$(167.4)
Adjustments to reconcile net income (loss) to adjusted net income (loss):
Restructuring and impairments	5.8	4.1	15.9	27.9	29.2
Net impairment/gain on equity investments (1)	—	—	—	2.1	—
Gain associated with debt buyback (1)	(1.2)	—	—	(2.0)	—
Accelerated depreciation on assets related to fab closure (2)	2.1	3.0	—	8.8	—
Goodwill impairment charge	—	—	203.3	—	203.3
Impairment of investments	—	—	19.0	—	19.0
Charge (release) for litigation	6.0	—	(3.3)	6.0	(3.3)
Inventory write-off (release) associated with fab closure (2)	(0.1)	(0.1)	—	0.4	—
Costs associated with the redemption of convertible debt (1)	—	—	—	—	0.4
Amortization of acquisition-related intangibles	5.6	5.6	5.5	22.3	22.1
Associated net tax effects of the above and other acquisition-related intangibles	(1.4)	(0.4)	(14.6)	(4.1)	(14.4)
Tax effects from finalized tax filings and positions	—	—	—	—	(2.5)

Adjusted net income	$29.9	$14.9	$7.7	$1.2	$86.4

Adjusted net income per common share:
Basic	$0.24	$0.12	$0.06	$0.01	$0.70

Diluted	$0.23	$0.12	$0.06	$0.01	$0.69

(1)	Recorded in other expense, net
(2)	Recorded in cost of sales

Fairchild Semiconductor International, Inc.

Reconciliation of Gross Margin To Adjusted Gross Margin

(In millions)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 27, 2009	September 27, 2009	December 28, 2008	December 27, 2009	December 28, 2008
Gross margin	$105.4	$86.3	$85.1	$290.3	$455.4
Adjustments to reconcile gross margin to adjusted gross margin:
Accelerated depreciation on assets related to fab closure	2.1	3.0	—	8.8	—
Inventory write-off (release) associated with fab closure	(0.1)	(0.1)	—	0.4	—

Adjusted gross margin	$107.4	$89.2	$85.1	$299.5	$455.4

Adjusted gross margin %	30.3%	26.9%	26.5%	25.2%	28.9%

Adjusted net income, adjusted net income per share, and adjusted gross margin should not be considered as alternatives to net income (loss), net income (loss) per share, gross margin or other measures of consolidated operations and cash flow data prepared in accordance with accounting principles generally accepted in the United States of America, as indicators of our operating performance, or as alternatives to cash flow as a measure of liquidity.

Fairchild Semiconductor International, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	December 27, 2009	September 27, 2009	December 28, 2008
ASSETS
Current assets:
Cash and cash equivalents	$415.8	$416.4	$351.5
Short-term marketable securities	0.1	0.7	0.8
Receivables, net	134.0	131.5	155.6
Inventories	189.5	182.6	231.0
Other current assets	41.8	43.1	40.0

Total current assets	781.2	774.3	778.9

Property, plant and equipment, net	653.2	662.7	731.6
Intangible assets, net	81.1	86.7	102.1
Goodwill	161.3	161.3	161.7
Long-term securities	35.8	35.4	34.6
Other assets	49.8	40.9	40.9

Total assets	$1,762.4	$1,761.3	$1,849.8

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$5.3	$5.3	$5.3
Accounts payable	119.6	106.8	94.4
Accrued expenses and other current liabilities	70.6	67.1	94.4

Total current liabilities	195.5	179.2	194.1

Long-term debt, less current portion	466.9	511.3	529.9
Other liabilities	71.1	63.4	65.9

Total liabilities	733.5	753.9	789.9

Temporary equity - deferred stock units	2.3	2.2	2.8
Total stockholders’ equity	1,026.6	1,005.2	1,057.1

Total liabilities, temporary equity and stockholders’ equity	$1,762.4	$1,761.3	$1,849.8

Fairchild Semiconductor International, Inc.

Condensed Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended	Twelve Months Ended
	December 27, 2009	December 27, 2009	December 28, 2008
Cash flows from operating activities:
Net income (loss)	$13.1	$(60.2)	$(167.4)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	39.7	160.4	136.6
Non-cash stock-based compensation expense	5.8	17.5	19.1
Non-cash restructuring and impairments expense	0.8	1.6	12.2
Non-cash impairment of investments	—	—	19.0
Non-cash goodwill impairment	—	—	203.3
Non-cash write-off of equity investment	—	2.3	—
Gain on debt buyback	(1.4)	(2.2)	—
Gain on sale of equity investment	—	(0.2)	—
Deferred income taxes, net	3.0	(8.6)	(11.2)
Other	1.0	1.9	2.3
Changes in operating assets and liabilities, net of acquisitions	7.5	75.9	(28.5)

Cash provided by operating activities	69.5	188.4	185.4

Cash flows from investing activities:
Capital expenditures	(26.8)	(59.8)	(168.7)
Purchase of marketable securities	(0.1)	(0.5)	(3.8)
Sale of marketable securities	0.6	0.9	5.1
Maturity of marketable securities	—	0.2	0.2
Other	(0.7)	(1.9)	(5.2)
Acquisitions	—	(1.5)	—

Cash used in investing activities	(27.0)	(62.6)	(172.4)

Cash flows from financing activities:
Repayment of long-term debt	(42.9)	(60.6)	(204.4)
Issuance of long-term debt	—	—	150.0
Proceeds from issuance of common stock and from exercise of stock options, net	—	—	9.0
Purchase of treasury stock	—	—	(21.7)
Other	(0.2)	(0.9)	(3.4)

Cash used in financing activities	(43.1)	(61.5)	(70.5)

Net change in cash and cash equivalents	(0.6)	64.3	(57.5)
Cash and cash equivalents at beginning of period	416.4	351.5	409.0

Cash and cash equivalents at end of period	$415.8	$415.8	$351.5

Fairchild Semiconductor International, Inc.

Reconciliation of Cash Provided by Operating Activities to Free Cash Flow

(In millions)

(Unaudited)

	Three Months Ended	Twelve Months Ended
	December 27, 2009	December 27, 2009	December 28, 2008
Cash provided by operating activities	$69.5	$188.4	$185.4
Capital expenditures	(26.8)	(59.8)	(168.7)

Free cash flow	$42.7	$128.6	$16.7